Exhibit 10.35

CONFIDENTIAL

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (“Agreement”) is made and entered into effective as of the date the last party hereto signs as shown on the signature page (“Effective Date”), and Is by and between Aurastem Technologies, LLC., a Delaware company having its primary office and place of business at 420 Stevens Avenue, Suite 220, Solana Beach, CA 92075 and any of its Affiliates who now hold or hereafter will hold any rights related to these Products with in the Territory in Field of Use (“Aurastem”), and Suneva Medical, Inc., a Delaware corporation having Its primary office and place of business at 5870 Pacific Center Blvd, San Diego, CA 92121(“Distributor”).

RECITALS:

WHEREAS, Aurastem desires to have Distributor develop a demand for, and to act as Its exclusive distributor for, the Products (as defined herein) within the Territory and Field of Use; and

WHEREAS, Distributor desires to be designated as the exclusive distributor of Products within the Territory and Field of Use land to maintain the expertise, staff, resources and other necessary investments to carry out the terms of this Agreement.

NOW, THEREFORE, In consideration of the foregoing recitals and the mutual covenants contained herein, Aurastem and Distributor hereby agree .as follows:

1.	Certain Definitions. As used In this Agreement, the terms set forth below shall have the following meanings:

1.1	“Products” shall mean Products listed in Schedule 1.1

1.2	“Territory”/“Territories” shall mean the United States of America and Canada.

1.3	“Field of Use” shall mean the medical aesthetics field, including but not limited to the field of autologous fat transplantation.

1.4	“Customers” shall mean physicians, med-spas, clinics, and other end-users or potential end-users of the Products, as well as other sub-distributors within the Field of Use to whom Distributor may sell Products. For avoidance of doubt, “Customers” does not Include patients who will buy and be treated with the Products.

1.5	“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls,.Is controlled by, or Is under common control with, such Person, only for so long as such control continue to exist. A Person shall be regarded as in control of another Person If it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if It directly or. indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.6	“Person” means an Individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, pool, syndicate, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein.

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2.	Grant of Exclusive Distribution Rights.

2.1	Appointment. Upon the terms and subject to the conditions contained herein, Aurastem hereby appoints Distributor its exclusive Distributor of the Products within the Territory, Field of Use. Such grant Is expressly contingent upon Distributor maintaining compliance with minimum purchase requirements specified In Schedule 1.2.

2.2	Acceptance of Exclusive Appointment. Distributor hereby accepts the grant of exclusive distribution rights specified In Section 2,1 appointment as Aurastem’s exclusive distributor of Products In the Territory for the designated Field of Use and agrees fully and faithfully to perform and discharge all of Its duties, obligations and responsibilities, and to abide by the restrictions set forth in this Agreement.

2.3	Independent Contractors. The relationship of Aurastem and Distributor established by this Agreement is that of Independent contractors, and nothing contained In this Agreement shall be construed to give either party hereto any control over, or power or authority as agent; employee,, partner, creditor, shareholder, or In any other capacity to represent, act for, bind or otherwise create or assume an obligation on behalf of the other for any purpose whatsoever.

2.4	Duties, Obligations and Restrictions of Distributor. Distributor agrees to use commercially reasonable efforts to develop the full sales potential of the Territory for the Field of Use, Including the following duties:

(a)	Distributor shall introduce and diligently promote, sell and service the Products within the Territory and Field of Use. Distributor will, In good faith, consider for dissemination to its customers all promotional materials supplied by Aurastem. Aurastem will provide Distributor with a commercially reasonable number of Non-sellable free goods/samples as specified in Schedule 1.2, for promotional activities.

(b)	Aurastem shall provide to Distributor, at Aurastem’s own expense, training related to the ‘use and. maintenance of the Products, and customer service training related to Product ordering and fulfillment. Following such training by Aurastem, Distributor will be responsible for training Customers In the Territory In appropriate use and maintenance of the Products.’

(c)	Distributor will be responsible for all Customer service activities within the Territory, including receipt and fulfillment of orders from, shipping to; and handling of Product returns from, Customers, All revenues In the Territory will be recorded by Distributor, and Distributor has the right to collect funds and report the corresponding revenue (to the extent appropriate under applicable accounting rules) to third parties.

(d)	Distributor will direct any warranty related issues outside the scope of Distributor’s responsibilities to Aurastem.

(e)	Distributor may organize, at its own expense; any dinners or symposia associated with medical education activities In connection with promotion of the Products. For clarity, such dinners or activities may be held outside the Territory, provided that invitees are solely Customers within the Territory. In the event Distributor organizes such activities, It shall be responsible for all associated expenses, Including for example, room or booth rentals at promotional events, and printing costs of any new marketing communication materials.

(f)	Distributor shall not (A) seek Customers or establish any branch or maintain any distribution depot for the Products In any country that Is outside the Territory; or (B) sell the Products to any Customer in any country that is (I) outside the Territory or (ii) within the Territory If to the knowledge of the Distributor that Customer intends to resell the Products in any country that is outside the Territory. Aurastem will not and will not knowingly permit or allow others to (A) sell the Products to any customer In any country that is (i) inside the Territory or (ii) outside the Territory If to the knowledge of Aurastem, that Customer Intends to resell the Products in any country that is Inside the Territory.

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(g)	Distributor shall refer to Aurastem for direct action any orders or Inquiries for Products from customers outside of the Territory or which involve nonstandard versions of the Products.

(h)	Distributor will implement promotional and merchandising efforts for the Products. Distributor shall provide to Aurastem at least one (1) copy of all of Distributor’s advertising and sales promotion materials in which any Products are mentioned, and at least one (1) copy of any translations of any manuals or other materials provided to Distributor by Aurastem (collectively the “Documentation”), Distributor shall not use any such Documentation until Aurastem has approved such use in writing, which approval will be provided to Distributor not later than ten (10) business days following Distributor’s submission to Aurastem. Aurastem may reject and Distributor shall not make use of any such Documentation that Aurastem, in its sole discretion, deems undesirable.

(I)	Distributor will comply with all applicable state and local laws and regulations, and will not knowingly assist or participate In any violation of laws or regulations applicable to Aurastem or Distributor, including but not limited to the Food Drug and Cosmetic Act and regulations promulgated thereunder and export controls and similar regulations (such as the Export Administration Regulations of the U.S. Department of Commerce (the “EAR”), which may restrict or require licenses for the export of Products from the United States and their re-export from other countries,

(j)	Distributor shall make no false or misleading representations to Customers or other Persons with regard to the Products or Aurastem, and shall not make any representations with respect to the specifications, features or capabilities of the Products which are not consistent with those described In literature distributed by Aurastem.

(k)	Distributor agrees to provide Aurastem Customer information for the Products on a monthly basis. The Customer list shall Include name, address, total annual products purchased by Customer, and annual revenue generated by Customer. Distributor will comply with the Minimum Customer end user Pricing Floors specified In Schedule 1.3 during the Term.

(I)	During the Term of this Agreement, neither Distributor nor any of its Affiliates will market, sell, or develop any competing form of autologous adipose tissue processing product. For avoidance of doubt, this prohibition does not apply to politely rich plasma (PRP), platelet rich plasma (PRF), or allogeneic adipose tissue Injectable product.

(m)	Aurastem Is entitled to visit all Customers and maintain a relationship with such Customers and reserves the right to sell Customers products in the Territory other than the Products sold by Distributor.

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3.	Purchases and Sales of Products.

3.1	Initial Order. Upon US FDA Clearance of one or more of the Products, Distributor will deliver to the Aurastem a pre-paid product order in the amount of three thousand (3000) units. The Initial Order amount of three thousand .units will be applied to the Year 1, Quarter 1 Minimum Product Purchase Requirements as specified in Schedule 1.2.

3.2	Forecasts/Commitment to Minimum Quarterly Purchase Requirements. Following the Initial Order, purchase orders will be placed by Distributor on a quarterly basis. Such orders will be at least of the quantity specified In the Minimum Product Purchase Requirement for. a given Quarter according to Schedule 1.2. The Minimum Product Purchase Requirement obligations and associated obligations to place purchase orders shall be suspended and of no effect for any period of time during which a Product has been withdrawn from the market or is the subject of a hold or recall or similar circumstance that prevents or significantly Impairs the ability of Distributor to sell the Products. Moreover, during Year 1 and only Year 1, purchases In excess of any Quarter’s Minimum Product Purchase Requirement shall be allowed to “roll over” into the subsequent Quarter and count as part of the subsequent Quarter’s Minimum Product Purchase Requirement.

3.3	Ordering Procedure. The following shall apply to all orders placed hereunder:

(a)	Purchases and sales of the Products between Distributor and Aurastem under this Agreement shall be made by means of purchase orders submitted by Distributor to Aurastem, specifying, among other things, the number of units and unit price of each Product ordered under each purchase order, and the desired date and place of delivery. In the event of termination of this Agreement per Section 15, Distributor shall have the right to cancel any outstanding quantity remaining on any purchase order then in place with Aurastem. The terms and provisions of this Agreement shall govern and control each purchase order submitted by Distributor to Aurastem, and any conflicting provisions contained In any such purchase order shall have no force and effect whatsoever.

(b)	Aurastem will accept any order that is provided by Distributor In compliance with this Agreement. Aurastem reserves the right to reject or modify the delivery terms of any order without In any way affecting the obligations of either party under this Agreement; provided, that Aurastem gives Distributor, In a timely fashion and in writing, a reasonable Justification for the rejection or modification of any order, and an estimated delivery date for any orders where the requested delivery date was changed. For clarity, so long as Distributor places an order for such amounts as required by Section 3.2, Distributor will have met its obligations under Section 3.2, regardless of whether Aurastem subsequently rejects or modifies such order.

(c)	Aurastem reserves the right to reject or modify the delivery terms of any order without in any way affecting the obligations of either party under this Agreement; provided, that Aurastem gives Distributor, in a timely fashion and In writing, a reasonable Justification for the rejection of any order, and an estimated delivery date for any orders where the requested delivery date was changed.

3.4	Product Packaging. The parties will collaborate to develop packaging for the Territory, which may, at Distributor’s option, include brand marks and logos of Distributor. Aurastem agrees to cause the Products to be packed pursuant to Its standard export procedure (and applicable specifications, laws, and regulations) and to deliver the Products to Distributor in accordance with the terms of each purchase order as accepted by Aurastem (to the extent consistent with this Agreement). The above notwithstanding, It is the obligation of the Distributor to ensure compliance with local regulations on this and other requirements In the Territory as set forth in section 6.

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3.5	Title, Acceptance, Risk of Loss and Returns. Title to Products and all risk of loss shall pass from Aurastem to Distributor at the time and place of Aurastem’s delivery of Products to Distributor, FCA (incoterms 2010) Shipping Point. Distributor shall be solely responsible for Insuring Products after delivery to the Distributor, FCA Shipping Point. Products may be returned only as provided by any specific warranties of Aurastem pursuant to this Agreement.

3.6	Foreign Corrupt Practices Act. Distributor and Aurastem each represent and warrant that It will comply with all laws applicable In the Territory relating to. the conduct of business practices, including those that may prohibit gratuities, Inducements, or certain other payments; including, payments of money or anything of value offered, promised or paid, directly or indirectly, to any government official, or public or political officer, to Induce such official to use their Influence with a government or instrumentality to obtain an Improper business advantage for the Aurastem or Distributor In relation to this Agreement. Distributor and Aurastem acknowledge that each may be subject to certain United States laws, Including the Foreign Corrupt Practices Act of 1977 and any of its amendments, which. may apply to activities carried out on Aurastem’s or Distributor’s behalf outside the United States of America.. Distributor and Aurastem each agrees neither to take nor omit to take any action If such act or omission might cause Aurastem or Distributor to be in violation of any such .laws. Upon written Notice from Aurastem or Distributor, as the case may be, the other party shall provide such Information as Aurastem or Distributor may reasonably consider. necessary to verify compliance by Aurastem or Distributor with the provisions of this Section.

4.	Product Prices. Distributor’s purchase price for the Products are set forth on Schedule 1.1 (Products and Price List), as issued and changed by Aurastem from time to time on at least thirty (30) days Notice.

5.	Payment for Products.

5.1	Payment Terms. All orders shall be pre-paid by distributor.

6,	Regulatory Matters. Aurastem will use commercially reasonable efforts to maintain any regulatory approvals of any Products In the Territory that exist as of the date of this Agreement. Aurastem will allow Distributor to access- and to reproduce, for purposes of regulatory filings and correspondence in the Territory, any regulatory filings, supportive data, and regulatory correspondence (“Regulatory Materials”) developed or otherwise possessed by Aurastem, and will promptly disclose any new Regulatory Materials to Distributor. Aurastem shall be responsible for maintaining any regulatory approvals for sale currently applicable in the Territory, and will cooperate with any information or other requests that regulatory authorities may convey, either to Distributor or Aurastem. For countries In which Aurastem Is unable or unwilling to obtain approval, Distributor may attempt to obtain approval at distributors sole expense, and Aurastem Will cooperate with such Distributor efforts.

Aurastem agrees that its factory, facilities, operations and quality systems (or those of any third party} used to make Products may be inspected and/or audited by Distributor at reasonable Intervals, provided that Distributor gives at least thirty (30) days Notice to Aurastem of its desire to undertake such an Inspection and/or audit. Aurastem will also provide Distributor with Notice of any third-party quality and/or manufacturing audits to be performed by regulatory authorities and notified bodies.

Distributor shall be responsible for complying with any and all applicable statutory, administrative or regulatory requirements of the Territory for Product labeling and packaging, product documentation such as traceability, samples, sales literature and records, and documentation for recalls, Including but not limited to product serial numbers for each product sold identifiable by account and date of sale, which documentation shall be maintained for durations as required by regulations In each country in the Territory by the Distributor, notwithstanding termination or expiration of this Agreement. Distributor shall also assist Aurastem In the Implementation of any Product recalls at Aurastem’s expense.

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7.	Confidential Information.

7.1	Definition. Each of the parties hereto recognizes that the relationship created by this Agreement may involve access by Distributor and Aurastem to information of substantial value to the other party, including, but not limited to, designs, drawings, plans, devices, trade secrets, clinical data, applications, formulae, know-how, methods, techniques, and processes (whether related to the Products, or otherwise), as well as financial, business, marketing and product development information, and customer lists relating to the Products (collectively, “Confidential Information”), provided that Confidential Information shall not Include Information, only In so far as such Information Is: (a) In the public domain or which subsequently falls Into the public domain, (b) specifically Intended by Aurastem for disclosure to Customers of Distributor, (c) information which the non-disclosing party can prove was already known to It prior to the date of this Agreement, or (d) disclosed to the non-disclosing party in good faith by a third party having a legal right to do so.

7.2	Non-Disclosure. Each of the parties hereto acknowledges and agrees that the Disclosing party owns all right, title and interest in and to such party’s Confidential Information. Each of the parties hereto further agrees that It shall (a) maintain the secrecy and confidentiality of all Confidential Information which comes to its attention, (b) take all necessary precautions to prevent any disclosure of confidential Information by any person within such party having access to said Confidential information, and (c) during the Term of this Agreement and for so long as Confidential Information does not enter into the public domain through an act or omission of either party, neither publish, disclose nor disseminate any part of such Confidential Information in any manner, or use the same, without the prior written consent of the. disclosing party. Each party recognizes and agrees that the non disclosing party may disclose Confidential Information of the Disclosing party to the extent (and only to the degree) that it is required to do so by applicable laws and governmental regulations. Disclosing party shall be notified at the earliest opportunity prior to any disclosure required by law or governmental authority.

7.3	Injunctive Relief. Each of the parties hereto understands and agrees that the Confidential Information has special value, the loss of which cannot be reasonably or adequately compensated In damages or in an action at law, and therefore, In the event of any breach or violation of the provisions of this Section 7 by Aurastem or Distributor, the non-breaching party shall be entitled to equitable relief by way of Injunction without the necessity of proving actual damages, which relief shall be in addition to, and not in limitation of, any other relief or rights to which such party may be entitled.

7.4	Survival. The terms and provisions of this Section 7 shall survive any termination or expiration of this Agreement.

8.	Warranty. The sole warranty given by Aurastem regarding any Product shall be that written limited warranty provided In Schedule 1.4. as It may from time to time be amended by mutual written consent of Distributor and Aurastem (the “Warranty”). Distributor agrees to provide to Its customers within the Territory a written warranty for each particular Product on terms at least as favorable to Customers as that supplied by Aurastem for such Product. Excepting cases of gross negligence, willful misconduct by Aurastem or In the case of third party personal injury claims based on a theory of product liability, In no event Aurastem’s total liability for any claim or action in connection with a Product exceed the purchase price of the Products out of which such claim or action arose.

EXCEPT AS EXPRESSLY SO WARRANTED, AURASTEM HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, STATUTORY AND IMPLIED, APPLICABLE TO THE PRODUCTS INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, DESIGN, AND/OR FITNESS FOR A PARTICULAR PURPOSE,. THE WRITTEN LIMITED WARRANTY, IF ANY, APPLICABLE TO ANY PARTICULAR PRODUCT SHALL STATE THE FULL EXTENT OF ‘AURASTEM’S LIABILITY, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL, RESULTING FROM ANY BREACH OF SUCH WARRANTY, AURASTEM FURTHER DISCLAIMS ALL EXPRESS, STATUTORY AND IMPLIED WARRANTIES APPLICABLE TO THE PRODUCTS WHICH ARE NOT MANUFACTURED BY AURASTEM, OR BY A LICENSEE OR SUBLICENSEE OF AURASTEM, THE ONLY WARRANTIES APPLICABLE TO PRODUCTS NOT MANUFACTURED BY AURASTEM, OR BY A LICENSEE OR SUBLICENSEE THEREOF SHALL BE THE WARRANTIES, IF ANY, OF THE MANUFACTURERS OF THOSE ITEMS.

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9.	Trademarks.

9.1	Aurastem Marks. Aurastem owns or has the right to use certain trademarks, service marks and/or trade names in connection with the sale of the Products (the “Aurastem Marks”), Including without limitation those trademarks, service marks and trade names used by Aurastem on or in conjunction with Products. Certain Aurastem Marks may be registered In the jurisdiction(s) which comprise the Territory.

9.2	Use of Aurastem Marks by Distributor. Aurastem hereby grants to Distributor an exclusive right and license to use the specified Aurastem Marks solely In connection with the promotion, sale and distribution of the Products within the Territory and within the Field of Use. This right shall expire upon expiration or earlier termination of this Agreement. This right and license shall not be assignable or transferable by Distributor except by permitted assignment of this Agreement, provided, however, that Distributor may provide marketing materials containing the Aurastem Marks to sub-distributors for marketing purposes in the Territory. Distributor acknowledges that (a) Aurastem owns the Aurastem Marks and all goodwill associated with or symbolized by Aurastem Marks, (b) Distributor has no ownership right in or to any Aurastem Marks. Distributor shall use Aurastem Marks only in the form and manner prescribed from time to time by Aurastem, although for clarity Distributor will have discretion over use of Distributor’s own trademarks and trade dress in packaging and marketing materials within the Territory. Distributor shall submit to Aurastem for its written approval before any use Is made thereof, representative samples of all Products, stationery, Invoices, catalogs, brochures, packages, containers, and advertising or promotional materials bearing any of Aurastem Marks which Distributor or Its Agents prepare. Aurastem shall have the absolute right to approve or reject any proposed use of any of Aurastem Marks, in its sole discretion.

9.3	Registration/Notice. Aurastem shall have the sole and exclusive right to obtain trademark registration worldwide for any Aurastem Marks or to take such other action with respect to the Aurastem Marks as it deems appropriate, and Distributor may not file registrations for any Aurastem Marks or any confusingly similar marks anywhere in the world. Distributor shall notify Aurastem promptly of any unauthorized use of Aurastem Marks or of any mark confusingly similar thereto which comes to its attention.

10.	Patent Ownership and Rights to Inventions.

10.1	No Ownership By Distributor. Distributor shall not be deemed by anything contained In this Agreement or done pursuant to this Agreement to acquire any right, title or Interest in or to any Aurastem Patents, trade secrets or technology, or any patent now or hereafter covering or applicable to any Product, nor In or to any invention or Improvement now or hereafter embodied In any Product, whether or not such invention or improvement Is patentable under the laws of any country.

11.	Infringement of Third Party Rights.

11.1	Warranty by Aurastem re Third Party Rights. Aurastem represents and warrants that, to Its knowledge, the Products (including, without limitation any processes, techniques or know-how contained therein, or utilized In the manufacture or use thereof) will not Infringe any Third Party Rights, Including Intellectual property rights.

11.2	Notice and Defense. If any claim, action or Notice is asserted against Aurastem or Distributor alleging that a Product infringes any Third-Party Rights, the party first notified shall immediately notify the other party In writing of such claim, action or Notice brought against Aurastem or Distributor. Aurastem will indemnify and hold Distributor harmless against and such claims and may, In its sole discretion, select counsel for, and control the management, or defense with respect to any such claim, action or Notice, provided that Aurastem

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11.3	Third Party Infringers. If Distributor becomes aware that a third party is or may be making unauthorized use of (a) any patent owned by Aurastem, or for which Aurastem has the exclusive right of use, which relates to the Products (“Aurastem’s Patents”), Distributor shall promptly give Aurastem written Notice thereof, which Notice shall fully describe the potentially Infringing action of such third party. Distributor shall consult with Aurastem with respect to any suit, Injunction, or other action taken against such third party, and will consider In good faith any Input provided by Aurastem. Distributor shall cooperate with Aurastem, at no out-of-pocket expense to Distributor, In connection with any action taken by Aurastem to terminate the Infringements, seek damages, or otherwise seek redress for the Infringement.

12.	Claims.

12.1	Notice from Distributor. Distributor shall promptly notify Aurastem of any potential or actual claim, litigation or governmental activity In the Territory relating to the Products or the business operations of Distributor or Aurastem(“Claims”). Distributor shall provide such Notice within seven business (7) days from the time that Distributor learns of such Claims.

12.2	Indemnification by Distributor. Distributor assumes sole responsibility for all acts performed by It pursuant to this Agreement and shall be solely responsible for all Claims In connection therewith. Distributor shall Indemnify, defend and hold Aurastem harmless from any and all claims, actions, lawsuits, demands, costs, liabilities, losses, damages and/or expenses (including reasonable attorneys’ fees and costs of litigation) by any other party resulting from or relating to any acts, omissions or misrepresentations of Distributor, Its Agents or any of them.

12.3	Indemnification by Aurastem. Aurastem assumes sole responsibility for all acts performed by it pursuant to this Agreement and shall be solely responsible. for all Claims in connection therewith. Aurastem shall indemnify, defend and hold Distributor harmless from any and all claims, actions, lawsuits, demands, costs, liabilities, losses, damages and/or expenses (including reasonable attorneys’ fees and costs of litigation) by any other party resulting from or relating to any acts, omissions or misrepresentations of Aurastem.

12.4	Indemnifying party may control the defense of any claim for which indemnification Is tendered, provided it promptly assumes such defense and selects counsel reasonably acceptable to the party to be indemnified, and provided reasonable assurances with respect \o such defense can be provided. The Indemnified party shall cooperate In the defense and shall have the right to consent to any settlement of the claims provided that such consent may not be withheld In the event that the proposed settlement fully releases the indemnified party from all Claims.

13.	Insurance. To the extent commercially available, both Aurastem and Distributor shall maintain in full force and effect product liability insurance and property damage insurance on its operations, with coverage limitations and terms of $300,000 per occurrence and $11000,000 total.

14.	Term. The ,:erm of this Agreement shall be for a period of three (3) years commencing on the Effective Date of this Agreement (the “Initial Term”), A single, two (2) year extension term will be granted automatically to Distributor provided that: (I) the Minimum Product Purchase Requirements defined in Schedule 1.2 during the Initial Term have been met or exceeded.

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15.	Termination/Suspension of Performance.

15.1	Suspension or Termination of a Party’s obligations may occur as follows:

(a)	Aurastem, and only Aurastem, may terminate the Agreement In its entirety without cause, In its sole and absolute discretion, with 180 days advance written notice to Distributor;

(b)	either party may terminate this Agreement If the other party breaches any of Its obligations In this Agreement, or Is in default of any term. or provision hereunder, which, if curable, is not cured within thirty (30) days of delivery of the written Notice of breach;

(c)	either party may immediately terminate this Agreement by written notice In the event (I) an encumbrancer takes possession or a receiver is appointed over any of the property or assets of the other party, (ii} the other party makes any voluntary arrangement with Its creditors or becomes subject to an administration order, (Ill) the other party goes Into liquidation (except for the purposes of amalgamation or reconstruction and In such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement), (iv) the other party becomes the subject of anything that, under the law of any Jurisdiction, Is analogous to any of the acts or events specified in (i) - (iii) of this Section 15(c), or (v) the other party ceases, or threatens to cease, to carry on business.

15.2	At the conclusion of this Agreement, by termination or otherwise, Distributor will provide Aurastem with a copy of all Customer accounts and associated information In Distributor’s records, and all tangible and Intangible records regarding the distribution of Aurastem Products (and Distributor may retain the same for Its Internal business purposes and regulatory and legal compliance purposes).

15.3	Excusable Delays. Aurastem shall not be liable for any delay In the manufacture or delivery of Products pursuant to the terms and provisions of this Agreement, or for any damages suffered by Distributor by reason of such delay, when such delay Is, directly or .indirectly, caused by, or in any manner arises from, fires, floods, accidents, riots, acts of God, war, governmental Interference or restrictions, strikes, labor difficulties, back-orders, material shortages, regulatory or business interruptions, acts of Distributor or any other cause beyond the reasonable control of Aurastem, whether similar or dissimilar to the foregoing.

16.	General Provisions.

16.1	Successors and Assigns. Distributor shall not have the right to assign any of Its rights, delegate any of its duties, or sub-rep or contract out any of its duties under this Agreement without the prior written consent of Aurastem, provided that Aurastem may not unreasonably withhold such consent.

16.2	Notices. All Notices, requests, demands and other communications which may be given or are required to be given under this Agreement shall be In writing and in the English language. All Notices may be sent by facsimile transmission, or confirmed e-mail transmission provided they are confirmed by letter, or sent by certified mall return receipt requested, and shall be deemed given oh the date of confirmed transmission or five (5) days after mailing via a reputable carrier. All Notices shall be addressed as set forth below, or to such other address as each party hereto may from time to time designate by written Notice to the other party as provided herein:

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To Distributor:

Suneva Medical, Inc.
5870 Pacific Center Blvd.

San Dlego, CA 92121

Tel:

Email: m

Attention:

To Aurastem:

Aurastem Technologies, LLC
420 Stevens Avenue, Suite 220
Solana Beach, CA 92075

Tel:

Email: mailto:bconlan@puregraft.com

Attention:

16.3	Governing Law. This Agreement has been. executed and delivered in, and shall be governed by and construed In accordance with the laws of the,State of California, United States of America applicable to contracts made and performed in such state and without regard to conflict of laws provisions. The Convention for the International Sale of Goods will not apply.

16.4	Resolution of Disputes. in the event of any controversy or claim arising out of or relating to this Agreement, it shall be resolved through binding arbitration through the American Arbitration Association (the “AAA”) as provided herein. The parties hereto shall Notice the other part,y and the AAA, demand that the dispute be fully and finally settled by binding arbitration in accordance with the Rules and Procedures of the AAA In San Diego, California. The AAA shall appoint a single neutral arbitrator in accordance with their rules. The arbitration shall be conducted in English. Either party may seek interim Injunctive relief from the AAA through the application for a special master. Service of process In any such action or proceeding brought hereunder may be made by mailing copies of such process to the address of Notice to the. parties provided for in this Agreement.

16.5	Headings. The headings herein are for convenience .only, do not constitute a part of this Agreement, and shall. not be deemed to limit or affect any of the terms or provisions hereof.

16.6	Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by all of the parties hereto or constitute a continuing waiver by such party of compliance with such provision unless so stated,

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16.7	Severability. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement Is determined to be partially or wholly Invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable.

16.8	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

16.9	Entire Agreement. This Agreement (Including the exhibits and schedules hereto, each of which is Incorporated herein and made a part of this Agreement) constitutes the entire agreement and understanding of the parties hereto and terminates and supersedes any and all prior agreements, arrangements and understandings, both oral and written, express or implied, between the parties hereto concerning the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and entered Into this Exclusive Distribution Agreement as the date last signed below.

AURASTEM TECHNOLOGIES, LLC		SUNEVA MEDICAL, INC

By	/s/ Bradford Conlan	By	/s/ Preston Romm
Name:	Bradford Conlan	Name:	Preston Romm
Title:	CEO	Title:	CEO

Date: November 21, 2018		Date: November 29, 2018

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